Exhibit (c)(2)

Project Cure PRESENTATI O N T O T H E S P E C I A L C O M M I T T E E J A N U A R Y 4 , 2 0 1 8 | C O N F I D E N T I A L

Table of Contents Page 1. Executive Summary 3 2. Financial Analyses 9 3. Appendices (Informational) 17 Weighted Average Cost of Capital 18 Observed Data 22 Illustrative Selected Transactions 25 Certain Observations 27 4. Disclaimer 35

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Appendices (Informational) 17 4. Disclaimer 35

Summary of Selected Transaction Terms1    ï,¡ Parties to the Transaction: ï,¡ FP Healthcare Holdings, Inc. (“Acquiror”), an affiliate of Francisco Partners (“FP”)ï,¡ FP Healthcare Merger Sub Corporation (“Merger Sub”), a wholly-owned subsidiary of Acquirorï,¡ Cure (“Company”) ï,¡ Form of Transaction2: ï,¡ Merger ï,¡ Form of Consideration2: ï,¡ Cash ï,¡ Transaction Consideration2: ï,¡ $0.35 per share of Company common stock ï,¡ Treatment of Options: ï,¡ Unvested options will be cancelled and terminated without any cash paymentï,¡ Holders of unexercised, vested options will receive an amount in cash equal to the product of (a) the excess, if any, of the Transaction Consideration over the exercise price per share of such vested option and (b) the number of shares of Company common stock underlying such option ï,¡ Treatment of Restricted Stock Units (“RSUs”): ï,¡ Unvested RSUs will be cancelled and terminated without any cash paymentï,¡ Holders of vested RSUs will receive an amount in cash equal to the product of (a) the Transaction Consideration and (b) the number of shares of Company common stock subject to such RSU    ï,¡ Go-Shop Period: ï,¡ 45 days after the date of the Transaction Agreement ï,¡ Termination Fee: ï,¡ In the event that the Transaction Agreement is terminated by the Company in favor of a superior proposal, then the Company shall pay Acquiror an amount equal to Acquiror’s reasonable and documented expenses in an amount not to exceed $2,000,000, payable upon the closing of the transaction that is the subject of the superior proposal ï,¡ Certain Closing Conditions: ï,¡ Receipt of regulatory approvals ï,¡ Receipt of Company stockholder approvalï,¡ No Company material adverse effect ï,¡ Contribution by certain stockholders of the Company of shares of Company common stock and preferred stock to Acquiror pursuant to rollover agreement ï,¡ Related Agreements: ï,¡ Voting and Support Agreement ï,¡ Amendment to existing credit facility to provide for sufficient liquidity through Transaction closingï,¡ Rollover Agreementï,¡ FP Guarantee    1. This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction. 2. Merger Sub will be merged with and into the Company as a result of which Acquiror will acquire the Company and each outstanding share of the common stock of the Company, not held or beneficially owned directly or indirectly by Acquiror, Merger Sub or their respective affiliates, will be converted into the right to receive $0.35 in cash (the “Transaction Consideration”). Source: Draft, dated December 28, 2017, of Agreement and Plan of Merger (the “Transaction Agreement”) and Company management.

Updates Since December 15, 2017 Preliminary Discussion Materials ï,¡ Since the preliminary Special Committee discussion materials dated December 15, 2017, the following updates have been made: ï,¡ Stock prices and other publicly available financial information for the selected companies updated to market close as of January 2, 2018 (selected revenue multiple ranges unchanged) ï,¡ Stock prices, betas, risk-free rate and other publicly available information utilized in the weighted average cost of capital calculation updated to market close as of January 2, 2018 (computed WACC of 19.8% and selected range of discount rates of 18.0% to 22.0% unchanged) ï,¡ Company management has provided updated weekly cash flow projections through the end of March 2018, reflecting an ending cash position of approximately $1.4 million as compared to -$0.4 million in management’s previously provided weekly cash flow projections1, largely reflecting collection of pipeline billings previously identified by Company management but omitted from management’s prior weekly cash flow projections for conservatism (see following page)ï,¡ Company management has advised that the Company is still expected to be in breach of the minimum liquidity covenant under its existing senior credit facility starting on or prior to April 1, 2018 ï,¡ Company management has prepared sensitivities to management’s long-term going concern financial projections reflecting certain projected dynamics in a bankruptcy process, including: (i) limited to no acquisition of new customers; (ii) limited retention of existing customers (~10% to 50% estimated attrition range); and (iii) some ability to manage costs to offset top-line declines (see page 7) ï,¡ Company management has confirmed that there are no changes to the long-term going concern financial projections attributable to changes in the weekly cash flow projections    1. In each case assuming receipt of $4.1 million of payments from the Polaris project prior to March 30, 2018.

Near-Term Liquidity Constraints and Financial Covenant Breach

- Management currently projects that the Company likely will not have sufficient available cash to fund operations beyond March 2018, even assuming an expected 1Q 2018 cash payment of $4.1 million related to the Polaris project (Statement of Work has been signed)
- Management projects that, absent a substantial capital infusion, the Company will be in breach of the minimum liquidity covenant under its existing senior credit facility with Wells Fargo
  - Under its existing senior credit facility, the Company is subject to a minimum liquidity covenant of $1.5 million through March 31, 2018 and $15 million starting April 1, 2018[1]
  - Management is uncertain as to Wells Fargo's willingness to amend the existing senior credit facility absent the Transaction or a similar transaction
- FP has declined a request to submit a financing proposal in addition to its proposal to acquire the shares of Company common stock not held or beneficially owned directly or indirectly by FP

Company Management Near-Term Weekly Cash Flow Projections[2]

(dollars in thousands)	12/29	1/5	1/12	1/19	1/26	2/2	2/9	2/16	2/23	3/2	3/9	3/16	3/23	3/30
Begin Cash	$ 9,225	$ 7,594	$ 6,542	$ 4,862	$ 5,380	$ 5,568	$ 3,127	$ 5,744	$ 4,786	$ 4,326	$ 2,510	$ 2,079	$ 1,188	$ 1,193
AR Collection	1,060	916	723	1,664	471	600	3,093	1,765	40	435	40	1,663	455	101
AP Payment	-	(1,635)	(600)	(821)	(248)	(940)	(300)	(737)	(290)	(240)	(300)	(815)	(240)	(240)
Payroll/Benefits	(1,872)	(160)	(1,787)	(265)	(35)	(1,928)	(160)	(1,987)	(210)	(1,838)	(155)	(1,738)	(210)	(1,838)
Rent	-	(173)	(16)	-	-	(173)	(16)	-	-	(173)	(16)	-	-	-
Pub. Co.	-	-	-	(61)	-	-	-	-	-	-	-	-	-	-
Debt Service - Principal	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,300)
Debt Service - Interest	(660)	-	-	-	-	-	-	-	-	-	-	-	-	(660)
Other	(160)	-	-	-	-	-	-	-	-	-	-	-	-	-
Net Operating Change	(1,632)	(1,051)	(1,681)	518	188	(2,441)	2,617	(958)	(460)	(1,816)	(431)	(891)	5	(3,937)
Ending Cash	$ 7,594	$ 6,542	$ 4,862	$ 5,380	$ 5,568	$ 3,127	$ 5,744	$ 4,786	$ 4,326	$ 2,510	$ 2,079	$ 1,188	$ 1,193	$ (2,745)
Additional Collections from Polaris Project														4,100
														$ 1,355

Minimum liquidity covenant of $15 million starting on 4/1/18

1. Liquidity is defined as the sum of Availability and Qualified Cash (Availability refers to amount available under revolving loans; Qualified Cash refers to amount of unrestricted cash and cash equivalents).
2. Excludes transaction costs that have not yet been incurred.
Source: Company management.

HOULIHAN LOKEY | 6

Bankruptcy Sensitivities ï,¡ Company management believes that, absent a substantial financing to maintain compliance with the existing debt agreements and fund operations or absent an acceptable financing to shareholders and lender(s) accompanied by an amendment/replacement to the existing debt agreements that would allow for the Company to fund operations and be in compliance with amended/new debt agreements, there would be substantial doubt about the Company’s ability to continue as a going concern. ï,¡ Company management has developed sensitivities (the “Bankruptcy Sensitivities”) to management’s long-term going concern financial projections (described on the following page) that would account for the following projected dynamics in a bankruptcy process: ï,¡ Limited to no acquisition of new customers ï,¡ Limited retention of existing customers (~10% to 50% estimated attrition range) ï,¡ Some ability to manage costs to offset top-line declines (~45% variable costs with some ability to right-size fixed costs) ï,¡ Potential for eventual resumption of top-line growth in event of emergence ï,¡ The Bankruptcy Sensitivities indicate substantially less favorable financial results than the long-term going concern financial projections across all scenarios    Summary of Bankruptcy Sensitivities Total Adjusted Billings Cash EBITDA (dollars in millions) Fiscal Year Ended December 31, Fiscal Year Ended December 31, 2018E 2019E 2020E 2021E 2022E 2023E 2018E 2019E 2020E 2021E 2022E 2023E 10% Attrition Scenario $    61.8 $    48.6 $    48.9 $    52.6 $    57.8 $    65.1 $    3.2 $    1.4 $    1.3 $    2.6 $    3.5 $    5.1 20% Attrition Scenario    56.0    38.8    38.6    41.5    45.7    51.4     1.1     (2.9)     (3.3)     (2.5)     (2.2)     (0.4) 30% Attrition Scenario    50.3    30.2    29.6    31.8    35.0    39.4     (1.1)     (6.7)     (6.3)     (5.8)     (5.1)     (4.0) 40% Attrition Scenario    44.5    22.7    21.7    23.4    25.7    28.9     (4.2)    (10.8)     (9.6)     (9.5)     (9.2)     (8.8) 50% Attrition Scenario    38.8    16.4    15.1    16.2    17.8    20.1     (6.4)    (12.3)    (12.3)    (12.4)    (12.5)    (12.6)    Source: Company management.

Certain Business and Financial Matters Long-Term Going Concern Financial Projections ï,¡ Management’s long-term going concern financial projections assume the Company is able to raise sufficient external financing required to continue to operate as a going concernï,¡ Absent sufficient financing, Company management believes that the Company faces significant operating challenges that are not reflected in management’s long-term going concern financial projections, including that (i) acquisition of new customers will be unlikely and (ii) retention of existing customers will be more difficultï,¡ Financial projections methodology: ï,¡ Detailed 2018 budget – “bottoms up” top-line build, detailed expense buildï,¡ High-level estimates for 2019 – 2023 based on mid- to high-teen growth rates for the Medicare business (Over 65 segment) and, after an initial decline in the other business segment (Under 65 segment), mid-single digit to low-teen growth rates for the rest of the business Support for Financial Analyses ï,¡ Review of near-term weekly cash flow forecast and Bankruptcy Sensitivities ï,¡ Given uncertainty regarding the particulars of a bankruptcy process and associated operating challenges, we have utilized management’s long-term going concern financial projections for purposes of our analyses but note the Company’s circumstances, the near-term weekly cash flow forecast and the Bankruptcy Sensitivities Certain Business Considerations ï,¡ Revenue contributions of “Over 65” and “Under 65” platforms ï,¡ Macro factors driving growth in Medicare platform (i.e., demographics, demand for drug comparison tool) ï,¡ Macro dynamics driving softer demand and increased churn in Under 65 market (i.e., health plan carriers withdrawing from the Individual and Family Plans (“IFPs”) market)ï,¡ Weaker / slower than expected adoption to date of customer-centric decision-making model ï,¡ Changes to go-to-market strategyï,¡ Benefits of scale in large payor marketplace    Source: Company management.

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Appendices (Informational) 17 4. Disclaimer 35

Financial Analyses Summary – Illustrative Going Concern Scenario



Implied Per Share Equity Value Reference Range
$1.00
$0.50
$0.00
($0.50)
($1.00)
($1.50)
$0.51
$0.42
$0.39
$0.44
($1.04)
($1.10)
($1.12)
($1.02)
Per Share Transaction Consideration: $0.35
Cure Closing Stock Price: $0.19 [1]
Selected Companies Analysis LTM Ended 9/30/17 GAAP Revenue 1.00x - 1.50x
Selected Companies Analysis FY 2017E GAAP Revenue 1.00x - 1.50x
Selected Companies Analysis FY 2018E GAAP Revenue 1.00x - 1.50x
Discounted Cash Flow Analysis Discount Rate: 18.0% - 22.0% Terminal Multiple: 1.25x - 1.75x

Notes: Based on 23.0 million outstanding common shares and 2.1 million outstanding RSUs projected as of December 31, 2017, per Company management. Does not include performance-based RSUs or out-of-the-money options.

Assumes projected Total Debt of $32.6 million as of 12/31/2017, liquidation preference of Series A Preferred Stock of $52.0 million and projected accrued dividends as of 12/31/17 of $6.9 million, and liquidation preference of Series B Preferred Stock of $17.5 million and projected accrued dividends as of 12/31/17 of $2.2 million, per Company management.

Negative equity numbers shown to reflect magnitude of "out-of-the-money" equity; however, equity cannot be below $0.00 (absent outside instruments, such as guarantees of debt).

1. Based on Cure's closing stock price on January 2, 2018.

E refers to Estimated.

FY refers to Fiscal Year.

LTM refers to Latest 12 Months.

HOULIHAN LOKEY | 10

Financial Analyses Summary – Illustrative Going Concern Scenario (cont.)

(shares outstanding and dollars in millions, except per share values)

	Selected Companies Analysis LTM Ended 9/30/17 GAAP Revenue			Selected Companies Analysis FY 2017E GAAP Revenue			Selected Companies Analysis FY 2018E GAAP Revenue			Discounted Cash Flow Analysis Terminal Multiple		
										Discount Rate Range:		
										18.0%	--	22.0%
Corresponding Base Amount [1]		$78.0			$76.5			$75.9				
										Terminal Multiple Range:		
Selected Multiples Range	1.00x	--	1.50x	1.00x	--	1.50x	1.00x	--	1.50x	1.25x	--	1.75x
Implied Enterprise Value Reference Range	$78.0	--	$117.0	$76.5	--	$114.7	$75.9	--	$113.9	$78.5	--	$115.3
Projected Cash and Cash Equivalents as of 12/31/17 [2]	$7.3	--	$7.3	$7.3	--	$7.3	$7.3	--	$7.3	$7.3	--	$7.3
Implied Total Enterprise Value Reference Range	$85.3	--	$124.3	$83.7	--	$122.0	$83.2	--	$121.2	$85.8	--	$122.6
Severance Run-Off Payment [3]	($0.3)	--	($0.3)	($0.3)	--	($0.3)	($0.3)	--	($0.3)	($0.3)	--	($0.3)
Projected Total Debt as of 12/31/17 [4]	($32.6)	--	($32.6)	($32.6)	--	($32.6)	($32.6)	--	($32.6)	($32.6)	--	($32.6)
Projected Preferred Stock as of 12/31/17 [5]	($78.6)	--	($78.6)	($78.6)	--	($78.6)	($78.6)	--	($78.6)	($78.6)	--	($78.6)
Implied Total Equity Value Reference Range [6]	($26.2)	--	$12.8	($27.7)	--	$10.5	($28.2)	--	$9.7	($25.7)	--	$11.1
Projected Shares Outstanding as of 12/31/17 [7]	25.2	--	25.2	25.2	--	25.2	25.2	--	25.2	25.2	--	25.2
Implied Per Share Equity Value Reference Range [6]	($1.04)	--	$0.51	($1.10)	--	$0.42	($1.12)	--	$0.39	($1.02)	--	$0.44

Note: The Company's tax attributes have been taken into account in the discounted cash flow analysis under the assumption that no taxes are paid throughout the projection period.
1. 2017 base amount includes $1.0 million of non-recurring revenue related to the Polaris project, and 2018 base amount includes $10.0 million of non-recurring revenue related to the Polaris project, per Company management.
2. Per Company management.
3. Represents projected severance run-off payments in FY2018 in connection with recently implemented cost reduction initiatives, per Company management.
4. Projected Total Debt accrued at 2.5% PIK rate from 9/30/17 debt balance, per Company management.
5. Represents liquidation preference of Series A Preferred Stock of $52.0 million and projected accrued dividends as of 12/31/17 of $6.9 million, as well as liquidation preference of Series B Preferred Stock of $17.5 million and projected accrued dividends as of 12/31/17 of $2.2 million, per Company management.
6. Negative equity numbers shown to reflect magnitude of "out-of-the-money" equity; however, equity cannot be below $0.0 (absent outside instruments, such as guarantees of debt).
7. Based on 23.0 million outstanding common shares and 2.1 million outstanding RSUs projected as of December 31, 2017, per Company management. Does not include performance-based RSUs or out-of-the-money options.
E refers to Estimated.
FY refers to Fiscal Year.
LTM refers to Latest 12 Months.
Source: Cure public filings, Company management.

HOULIHAN LOKEY | 11

Representative Levels (GAAP Basis)

(dollars in millions)

	Fiscal Year Ended December 31,					LTM Ended	Projected Fiscal Year Ending December 31,		CAGR
	2012	2013	2014	2015	2016	9/30/17	2017E	2018E	2016 to 2018E
Revenue [1]	$29.6	$58.3	$84.6	$95.8	$81.9	$78.0	$76.5	$75.9	(3.7%)
Growth %	--	*96.9%*	*45.0%*	*13.3%*	*(14.6%)*	--	*(6.6%)*	*(0.7%)*	
Less: Cost of Revenue	22.9	50.2	52.4	50.7	56.9	49.8	46.5	43.6	
Gross Profit	$6.7	$8.2	$32.1	$45.2	$25.0	$28.2	$30.0	$32.3	
Margin %	*22.8%*	*14.0%*	*38.0%*	*47.1%*	*30.5%*	*36.2%*	*39.2%*	*42.6%*	
Less: Research & Development	7.4	11.8	18.1	22.7	22.3	17.7	17.1	14.8	
Less: Sales & Marketing	6.6	6.8	7.7	9.5	10.4	9.2	8.9	9.3	
Less: General & Administrative	7.5	12.2	10.6	14.4	13.2	12.6	12.1	10.3	
Add: Depreciation & Amortization	1.0	4.7	5.1	5.0	4.6	4.5	4.4	4.0	
Add: Total Adjustments [2]	0.7	1.2	0.1	4.7	4.5	3.8	2.3	0.0	
Adjusted EBITDA	($13.1)	($16.7)	$0.9	$8.3	($11.8)	($3.0)	($1.4)	$1.9	NMF
Margin %	*(44.1%)*	*(28.6%)*	*1.1%*	*8.6%*	*(14.4%)*	*(3.8%)*	*(1.8%)*	*2.6%*	

Note: GAAP projections only prepared for 2017 and 2018.

Note: Historical financials shown above are not pro forma for DRX and ConnectedHealth acquisitions.

1. 2017 base amount includes $1.0 million of non-recurring revenue related to the Polaris project, and 2018 base amount includes $10.0 million of non-recurring revenue related to the Polaris project, per Company management.
2. Total Adjustments:

Stock-Based Compensation [3]	$0.7	$0.6	$1.4	$4.7	$2.7	$2.2	$2.3	$0.0
Change in Fair Value of Contingent Consideration	0.0	0.0	(1.0)	0.0	0.0	0.0	0.0	0.0
DRX Acquisition Fees	0.0	0.6	0.0	0.0	0.0	0.0	0.0	0.0
Severance Costs	0.0	0.0	0.0	0.0	1.6	1.6	0.0	0.0
ConnectedHealth Acquisition Fees	0.0	0.0	0.0	0.0	0.2	0.0	0.0	0.0
Other	0.0	0.0	(0.4)	0.0	0.0	0.0	0.0	0.0
Total Adjustments	**$0.7**	**$1.2**	**$0.1**	**$4.7**	**$4.5**	**$3.8**	**$2.3**	**$0.0**

3. Expenses in 2018 exclude stock-based compensation, so no further adjustment is necessary.

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization and Stock-Based Compensation, adjusted for certain non-recurring items.

CAGR refers to Compound Annual Growth Rate.

E refers to Estimated.

LTM refers to Latest 12 Months.

NMF refers to not meaningful figure.

Source: Cure public filings, Company management.

HOULIHAN LOKEY | 12

Representative Levels (Cash Basis)

(dollars in millions)

	Fiscal Year Ended December 31,			Projected Fiscal Year Ending December 31,							CAGR
	2014	2015	2016	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2016 to 2023E
Core Billings	$70.5	$74.7	$69.7	$70.0	$71.3	$76.3	$83.9	$94.4	$106.2	$122.1	8.3%
Core Billings Growth %	--	*5.9%*	*(6.7%)*	*0.5%*	*1.9%*	*7.0%*	*10.0%*	*12.5%*	*12.5%*	*15.0%*	
Add: Polaris Project [1]	--	--	--	1.0	10.0	2.0	--	--	--	--	
Total Billings	**$70.5**	**$74.7**	**$69.7**	**$71.0**	**$81.3**	**$78.3**	**$83.9**	**$94.4**	**$106.2**	**$122.1**	**8.3%**
Growth %	*(29.7%)*	*5.9%*	*(6.7%)*	*1.9%*	*14.5%*	*(3.7%)*	*7.2%*	*12.5%*	*12.5%*	*15.0%*	
Less: Cash Expenses	$87.0	$87.5	$94.1	$78.5	$74.3	$70.5	$73.3	$78.8	$85.1	$93.6	
Cash EBITDA [2]	**($16.5)**	**($12.9)**	**($24.5)**	**($7.5)**	**$7.0**	**$7.8**	**$10.6**	**$15.6**	**$21.1**	**$28.5**	**NMF**
Margin %	*(23.4%)*	*(17.2%)*	*(35.1%)*	*(10.6%)*	*8.6%*	*10.0%*	*12.6%*	*16.5%*	*19.9%*	*23.3%*	
Growth %	--	*NMF*	*NMF*	*NMF*	*NMF*	*11.3%*	*36.1%*	*47.1%*	*35.2%*	*35.2%*	

Note: Historical financials shown above are not pro forma for DRX and ConnectedHealth acquisitions.
1. Represents special one-time project with UnitedHealth.
2. Does not reflect adjustments for non-recurring items.
CAGR refers to Compound Annual Growth Rate.
E refers to Estimated.
EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, and is shown above on a "cash only" basis (does not reflect deferred revenue or deferred costs).
NMF refers to not meaningful figure.
Source: Cure public filings, Company management.

HOULIHAN LOKEY | 13

Segment Details (GAAP Basis)

- Company management has indicated that the Enterprise / State segment is in the process of winding down and, as such, revenue and gross profit contributions from that segment after 2017 are expected to be near zero.
- Company management has indicated that the Private Exchange segment includes sales related to the Company's Under 65 platform (i.e., small group and IFPs), as well as sales related to its Over 65 and DrugCompare platforms (i.e., Medicare).

(dollars in millions)

Revenue by Segment ($)	2012	2013	2014	2015	2016	LTM 9/30/2017
Enterprise / Commercial	$28.3	$33.0	$40.4	$55.5	$49.1	$41.0
Enterprise / State	0.1	3.2	21.6	13.4	3.5	2.9
Medicare	0.0	15.9	16.2	18.0	18.6	21.7
Private Exchange	1.2	6.2	6.4	9.0	10.8	12.4
Total	$29.6	$58.3	$84.6	$95.8	$81.9	$78.0

Revenue by Segment (%)	2012	2013	2014	2015	2016	LTM 9/30/2017
Enterprise / Commercial	95.7%	56.6%	47.7%	57.9%	59.9%	52.5%
Enterprise / State	0.2%	5.4%	25.6%	14.0%	4.2%	3.7%
Medicare	0.0%	27.3%	19.1%	18.8%	22.7%	27.8%
Private Exchange	4.1%	10.6%	7.6%	9.4%	13.2%	15.9%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Gross Profit by Segment ($)	2012	2013	2014	2015	2016	LTM 9/30/2017
Enterprise / Commercial	$7.2	($0.7)	$10.3	$23.7	$11.9	$12.5
Enterprise / State	(0.8)	(1.1)	11.0	6.3	1.3	1.9
Medicare	0.0	7.8	9.5	10.7	11.5	14.3
Private Exchange	0.3	2.2	1.3	4.5	0.3	(0.5)
Total	$6.7	$8.2	$32.1	$45.2	$25.0	$28.2

Gross Margin by Segment (%)	2012	2013	2014	2015	2016	LTM 9/30/2017
Enterprise / Commercial	25.5%	(2.3%)	25.6%	42.7%	24.3%	30.6%
Enterprise / State	NMF	(35.3%)	51.0%	47.1%	38.4%	64.7%
Medicare	NA	49.2%	58.4%	59.3%	61.7%	65.8%
Private Exchange	23.2%	35.3%	20.9%	50.0%	2.9%	(3.8%)
Total	22.8%	14.0%	38.0%	47.1%	30.5%	36.2%

Gross Profit Contribution (%)	2012	2013	2014	2015	2016	LTM 9/30/2017
Enterprise / Commercial	107.4%	(9.2%)	32.1%	52.5%	47.6%	44.4%
Enterprise / State	(11.6%)	(13.7%)	34.3%	13.9%	5.3%	6.7%
Medicare	0.0%	96.1%	29.4%	23.6%	45.8%	50.6%
Private Exchange	4.2%	26.8%	4.2%	10.0%	1.2%	(1.7%)
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Note: Segment financials shown above are based on the Company's reportable segments in SEC filings.
LTM refers to Latest 12 Months.
NA refers to not available.
NMF refers to not meaningful figure.
Source: Cure public filings, Company management.

HOULIHAN LOKEY | 14

Selected Companies Analysis

- Size and scale, among other considerations, are factors contributing to observed multiples for the selected companies. As such, the selected companies below with enterprise values above $500 million are shown for informational purposes only.

(dollars in millions, except per share values)

Selected Company	Share Price [2]	% of 52-Week High	Equity Market Value [2][3]	Enterprise Value [1][2][3]	Enterprise Value [1] to GAAP Revenue LTM	FY 2017E [4]	FY 2018E [5]
<$500m EV							
Castlight Health, Inc.	$3.80	74.5%	$519.2	$437.5	3.52x	3.34x	2.67x
eHealth, Inc.	16.49	57.7%	307.1	255.7	1.44x	1.50x	1.34x
Health Insurance Innovations, Inc.	25.55	68.4%	351.1	330.4	1.42x	1.37x	1.21x
Hooper Holmes, Inc.	0.44	39.8%	11.7	29.9	0.74x	*NA*	*NA*
NantHealth, Inc.	3.22	29.6%	348.8	469.6	4.60x	4.97x	3.51x
Orion Health Group Limited	0.63	30.2%	123.6	117.6	0.94x	0.92x	0.82x
Streamline Health Solutions, Inc.	1.68	59.6%	33.6	45.2	1.83x	1.86x	1.76x
Low					0.74x	0.92x	0.82x
High					4.60x	4.97x	3.51x
Median					1.44x	1.68x	1.55x
Mean					2.07x	2.33x	1.89x
>$500m EV (Informational)							
athenahealth, Inc.	$135.90	85.7%	$5,547.1	$5,700.8	4.83x	4.70x	4.25x
Benefitfocus, Inc.	26.75	72.1%	850.1	915.3	3.62x	3.57x	3.27x
Care.com, Inc.	18.65	89.3%	699.4	603.0	3.48x	3.47x	3.17x
HealthEquity, Inc.	46.47	84.0%	2,880.1	2,655.1	12.30x	11.68x	9.51x
HMS Holdings Corp.	17.11	81.9%	1,469.6	1,630.1	3.27x	3.20x	2.90x
Inovalon Holdings, Inc.	14.45	81.2%	2,114.7	1,833.0	4.25x	4.05x	3.76x
Medidata Solutions, Inc.	64.60	75.2%	4,261.7	3,863.9	7.31x	7.09x	6.03x
Omnicell, Inc.	49.50	89.4%	1,940.8	2,125.6	3.08x	2.94x	2.63x
Vocera Communications, Inc.	29.96	92.9%	898.0	831.3	5.43x	5.17x	4.44x
Low					3.08x	2.94x	2.63x
High					12.30x	11.68x	9.51x
Median					4.25x	4.05x	3.76x
Mean					5.29x	5.10x	4.44x
Cure	$0.19	7.7%	$4.8	$103.2	1.32x	NA	NA

Note: No company used for comparative purposes is identical to the Company.
1. Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.
2. Based on closing prices as of 1/2/18.
3. Based on reported fully-diluted shares.
4. FY 2017E refers to the fiscal year ending December 31, 2017 for all selected companies, except HealthEquity, Inc. and Streamline Health Solutions, Inc., for which it refers to the fiscal year ending January 31, 2018, and Orion Health Group Limited, for which it refers to the fiscal year ending March 31, 2018.
5. FY 2018E refers to the fiscal year ending December 31, 2018 for all selected companies, except HealthEquity, Inc. and Streamline Health Solutions, Inc., for which it refers to the fiscal year ending January 31, 2019, and Orion Health Group Limited, for which it refers to the fiscal year ending March 31, 2019.

E refers to Estimated.
EV refers to Enterprise Value.
FY refers to Fiscal Year.
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for the Company, in which case LTM refers to Latest 12 Months.
NA refers to not available.
Source: Bloomberg, Capital IQ, public filings.

HOULIHAN LOKEY | 15

Discounted Cash Flow Analysis

- Per Company management, utilization of the Company's NOLs is likely to be limited as a result of recent stock issuances driving significant shifts in the Company's equity ownership base.
- However, Company management expects that the Company will be able to utilize a portion of its NOLs to offset some of the taxable income throughout the projection period.
- For conservatism, the discounted cash flow analysis shown below assumes a tax rate of 0%.

(dollars in millions)

	Projected FYE December 31,					
	2018E	2019E	2020E	2021E	2022E	2023E
Billings [1]	**$81.3**	**$78.3**	**$83.9**	**$94.4**	**$106.2**	**$122.1**
Growth %	*14.5%*	*(3.7%)*	*7.2%*	*12.5%*	*12.5%*	*15.0%*
Less: Cash Expenses	74.3	70.5	73.3	78.8	85.1	93.6
Cash EBITDA	**$7.0**	**$7.8**	**$10.6**	**$15.6**	**$21.1**	**$28.5**
Margin %	*8.6%*	*10.0%*	*12.6%*	*16.5%*	*19.9%*	*23.3%*
Less: Taxes at 0.0% [2]	0.0	0.0	0.0	0.0	0.0	0.0
Less: Change in Net Working Capital	2.5	0.0	2.0	3.0	4.0	5.0
Less: Capital Expenditures	0.8	1.0	1.1	1.3	1.5	1.8
Unlevered Free Cash Flows	**$3.7**	**$6.8**	**$7.5**	**$11.3**	**$15.6**	**$21.7**

	Implied Perpetual Growth Rate [3]		
Discount Rate	1.25x	1.50x	1.75x
18.0%	0.4%	2.9%	4.8%
19.0%	1.1%	3.7%	5.7%
20.0%	1.9%	4.6%	6.5%
21.0%	2.7%	5.4%	7.4%
22.0%	3.5%	6.2%	8.2%

	Present Value of Cash Flows (2018E - 2023E)		PV of Terminal Value as a Multiple of 2023E Billings				Implied Enterprise Value		
Discount Rate			1.25x	1.50x	1.75x		1.25x	1.50x	1.75x
18.0%	$36.1		$56.6	$67.9	$79.2		$92.7	$104.0	$115.3
19.0%	$35.1		$53.8	$64.5	$75.3		$88.8	$99.6	$110.4
20.0%	$34.1	+	$51.1	$61.4	$71.6	=	$85.2	$95.4	$105.7
21.0%	$33.1		$48.6	$58.4	$68.1		$81.8	$91.5	$101.2
22.0%	$32.2		$46.3	$55.6	$64.8		$78.5	$87.8	$97.0

	PV of Terminal Value as a % of Enterprise Value		
Discount Rate	1.25x	1.50x	1.75x
18.0%	61.0%	65.3%	68.7%
19.0%	60.5%	64.8%	68.2%
20.0%	60.0%	64.3%	67.7%
21.0%	59.5%	63.8%	67.3%
22.0%	59.0%	63.3%	66.8%

Note: Figures shown above do not include stock-based compensation expense (or equivalents), per Company management.
Note: Present values as of 12/31/17; mid-year convention applied.
1. Per Company management, Billings is expected to approximate revenue in the long-term.
2. Tax rate assumed to be 0.0%.
3. Implied from corresponding discount rate and 2023E Billings multiple. Calculations assume normalized change in net working capital of $2.0 million, per Company management; shown for informational purposes.
E refers to Estimated.
EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, and is shown above on a "cash only" basis (does not reflect deferred revenue or deferred costs).
FYE refers to Fiscal Year End.
PV refers to Present Value.
Source: Company management.

HOULIHAN LOKEY | 16

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Appendices (Informational) 17 Weighted Average Cost of Capital 18 Observed Data 22 Illustrative Selected Transactions 25 Certain Observations 27 4. Disclaimer 35

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Appendices (Informational) 17 Weighted Average Cost of Capital 18 Observed Data 22 Illustrative Selected Transactions 25 Certain Observations 27 4. Disclaimer 35

Weighted Average Cost of Capital Summary

(dollars in millions)

Selected Company	Debt [1]	Preferred Stock [2]	Equity Market Value [3]	Total Capitalization [4]	Debt to Equity Market Value	Debt to Total Capitalization	Preferred Stock to Equity Market Value	Preferred Stock to Total Capitalization	Equity Market Value to Total Capitalization
<$500m EV									
Castlight Health, Inc.	$5.4	$0.0	$519.2	$524.6	1.0%	1.0%	0.0%	0.0%	99.0%
eHealth, Inc.	0.0	0.0	307.1	307.1	0.0%	0.0%	0.0%	0.0%	100.0%
Health Insurance Innovations, Inc.	0.0	0.0	351.1	351.1	0.0%	0.0%	0.0%	0.0%	100.0%
Hooper Holmes, Inc.	19.8	0.0	11.7	31.5	168.5%	62.8%	0.0%	0.0%	37.2%
NantHealth, Inc.	194.3	0.0	348.8	543.1	55.7%	35.8%	0.0%	0.0%	64.2%
Orion Health Group Limited	5.6	0.0	123.6	129.1	4.5%	4.3%	0.0%	0.0%	95.7%
Streamline Health Solutions, Inc.	4.6	8.8	33.6	47.1	13.8%	9.8%	26.4%	18.8%	71.4%
Median	$5.4	$0.0	$307.1	$307.1	4.5%	4.3%	0.0%	0.0%	95.7%
Mean	$32.8	$1.3	$242.2	$276.2	34.8%	16.2%	3.8%	2.7%	81.1%
>$500m EV (Informational)									
athenahealth, Inc.	$276.4	$0.0	$5,547.1	$5,823.5	5.0%	4.7%	0.0%	0.0%	95.3%
Benefitfocus, Inc.	119.8	0.0	850.1	969.9	14.1%	12.3%	0.0%	0.0%	87.7%
Care.com, Inc.	0.0	0.0	699.4	699.4	0.0%	0.0%	0.0%	0.0%	100.0%
HealthEquity, Inc.	0.0	0.0	2,880.1	2,880.1	0.0%	0.0%	0.0%	0.0%	100.0%
HMS Holdings Corp.	240.0	0.0	1,469.6	1,709.6	16.3%	14.0%	0.0%	0.0%	86.0%
Inovalon Holdings, Inc.	244.0	0.0	2,114.7	2,358.7	11.5%	10.3%	0.0%	0.0%	89.7%
Medidata Solutions, Inc.	0.0	0.0	4,261.7	4,261.7	0.0%	0.0%	0.0%	0.0%	100.0%
Omnicell, Inc.	192.3	0.0	1,940.8	2,133.1	9.9%	9.0%	0.0%	0.0%	91.0%
Vocera Communications, Inc.	0.8	0.0	898.0	898.8	0.1%	0.1%	0.0%	0.0%	99.9%
Median	$119.8	$0.0	$1,940.8	$2,133.1	5.0%	4.7%	0.0%	0.0%	95.3%
Mean	$119.3	$0.0	$2,295.7	$2,415.0	6.3%	5.6%	0.0%	0.0%	94.4%
All Selected Companies									
Median	$5.5	$0.0	$774.8	$799.1	4.7%	4.5%	0.0%	0.0%	95.5%
Mean	$81.4	$0.6	$1,397.3	$1,479.3	18.8%	10.3%	1.6%	1.2%	88.6%

Note: No company is identical to the Company.
1. Debt amount based on most recent public filing as of January 2, 2018.
2. Preferred stock amount as stated in most recent public filing as of January 2, 2018.
3. Equity market value based on closing price on January 2, 2018 and on reported fully-diluted shares as of January 2, 2018.
4. Total capitalization equal to equity market value + debt outstanding + preferred stock.
EV refers to Enterprise Value.
Source: Bloomberg, Capital IQ, public filings.

HOULIHAN LOKEY 19

Weighted Average Cost of Capital Summary (cont.)

(dollars in millions)

Selected Company	Levered Beta [1]	Unlevered Beta [2]	Equity Risk Premium [3]	Size Premium [4]	Cost of Equity [5]	Cost of Debt [6]	Cost of Preferred Stock [7]	WACC [8]
<$500m EV								
Castlight Health, Inc.	1.74	1.72	6.0%	2.7%	15.8%	3.5%	NA	15.6%
eHealth, Inc.	2.06	2.06	6.0%	2.7%	17.7%	NA	NA	17.7%
Health Insurance Innovations, Inc.	1.33 *	1.33 *	6.0%	2.7%	13.3% *	NA	NA	13.3% *
Hooper Holmes, Inc.	1.19 *	0.44 *	6.0%	5.6%	15.4% *	11.8%	NA	13.1% *
NantHealth, Inc.	2.08 *	1.33 *	6.0%	2.7%	17.8% *	5.2%	NA	13.3% *
Orion Health Group Limited	0.79 *	0.75 *	6.0%	5.6%	13.0% *	NA	NA	12.4% *
Streamline Health Solutions, Inc.	0.36 *	0.26 *	6.0%	5.6%	10.4% *	6.6%	NA	NA *
Median	1.90	1.89			16.7%	5.9%	NA	16.6%
Mean	1.90	1.89			16.7%	6.8%	NA	16.6%
>$500m EV (Informational)								
athenahealth, Inc.	1.26	1.20	6.0%	1.0%	11.2%	1.6%	NA	10.7%
Benefitfocus, Inc.	1.63	1.43	6.0%	2.1%	14.5%	5.3%	NA	13.3%
Care.com, Inc.	1.54	1.54	6.0%	2.1%	14.0%	NA	NA	14.0%
HealthEquity, Inc.	1.67	1.67	6.0%	1.5%	14.1%	NA	NA	14.1%
HMS Holdings Corp.	1.23	1.06	6.0%	1.7%	11.7%	3.4%	NA	10.6%
Inovalon Holdings, Inc.	0.90	0.81	6.0%	1.7%	9.7%	2.5%	NA	8.9%
Medidata Solutions, Inc.	1.62	1.62	6.0%	1.0%	13.3%	NA	NA	13.3%
Omnicell, Inc.	1.08	0.98	6.0%	1.7%	10.8%	1.9%	NA	10.0%
Vocera Communications, Inc.	0.49 *	0.48 *	6.0%	2.1%	7.6% *	NA	NA	7.6% *
Median	1.40	1.31			12.5%	2.5%	NA	12.0%
Mean	1.36	1.29			12.4%	2.9%	NA	11.9%
All Selected Companies								
Median	1.58	1.48			13.6%	3.5%	NA	13.3%
Mean	1.47	1.41			13.3%	4.6%	NA	12.8%

Note: No company is identical to the Company.
1. Based on actual beta per Bloomberg as of January 2, 2018.
2. Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * (Debt to Equity Market Value)) + (Preferred Stock to Equity Market Value)).
3. Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.
4. 2017 Duff & Phelps Valuation Handbook, Appendix 3 and Exhibit 4.7 ("Handbook").
5. Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of January 2, 2018, based on 20-year U.S. Treasury Bond Yield.
6. Based on selected company weighted average interest rate per most recent public filings.
7. Based on selected company weighted average preferred dividend per most recent public filings.
8. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization).

EV refers to Enterprise Value.
NA refers to not available.
* Not included in median and mean data given low R^2 correlations (beta indications are not meaningful).
Source: Bloomberg, Capital IQ, public filings.

HOULIHAN LOKEY | 20

Weighted Average Cost of Capital Summary (cont.)    Market Capital Structure Cost of Equity for Assumptions Assumptions Computed WACC Risk-Free Rate of Return [1] 2.64% Debt to Total Capitalization [5] 4.5% Selected Unlevered Beta [6] 1.48 Equity Risk Premium [2] 6.00% Preferred Stock to Total Capitalization [5] 0.0% Computed Levered Beta [7] 1.55 Size Premium [3] 8.64% Equity Market Value to Total Capitalization [5] 95.5% Cost of Equity [8] 20.6% Tax Rate [4] 0.00% Debt to Equity Market Value 4.7% Preferred Stock to Equity Market Value 0.0% Cost of Debt [5] 3.5% Cost of Preferred Stock [5] NA Company Specific Decile Beta 0.00 Computed Weighted Average Cost of Capital [9] 19.8% Selected Weighted Average Cost of Capital Range 18.0% — 22.0%    1. Risk-Free Rate of Return as of January 2, 2018, based on 20-year U.S. Treasury Bond Yield. 2. Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.    3. Handbook. 4. Per Company management. 5. Based on review of corresponding metrics of selected companies listed on previous pages. 6. Based on review of selected companies’ unlevered betas listed on previous pages. 7. Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt to Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock to Equity Market Value)). Based on Market and Capital Structure Assumptions. 8. Cost of Equity = Risk Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions. 9. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitalization). Based on “Cost of Equity for Computed WACC” and Market and Capital Structure Assumptions. NA refers to not available. Source: Bloomberg, Capital IQ, public filings. 21

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Appendices (Informational) 17 Weighted Average Cost of Capital 18 Observed Data 22 Illustrative Selected Transactions 25 Certain Observations 27 4. Disclaimer 35

Observed Data – Selected Companies (<$500m EV)

Size (LTM Revenue, millions)	
Health Insurance Innovations, Inc.	$232.4
eHealth, Inc.	$177.3
Orion Health Group Limited	$124.8
Castlight Health, Inc.	$124.3
NantHealth, Inc.	$102.2
Cure	**$78.0**
Hooper Holmes, Inc.	$40.1
Streamline Health Solutions, Inc.	$24.6

Leverage [1] (Debt to EV as of 1/2/18)	
eHealth, Inc.	0.0%
Health Insurance Innovations, Inc.	0.0%
Castlight Health, Inc.	1.2%
Orion Health Group Limited	4.7%
Streamline Health Solutions, Inc.	10.3%
NantHealth, Inc.	41.4%
Hooper Holmes, Inc.	66.1%

Liquidity (Current Ratio as of Latest Filing)	
eHealth, Inc.	3.0
Health Insurance Innovations, Inc.	2.6
NantHealth, Inc.	2.4
Castlight Health, Inc.	1.9
Orion Health Group Limited	1.2
Streamline Health Solutions, Inc.	0.7
Hooper Holmes, Inc.	0.5
Cure	**0.5**

Historical Growth (FY 2014 to FY 2016 Revenue)	
Castlight Health, Inc.	49.3%
Health Insurance Innovations, Inc.	44.2%
Orion Health Group Limited	10.2%
Hooper Holmes, Inc.	9.6%
eHealth, Inc.	2.0%
Streamline Health Solutions, Inc.	(1.0%)
Cure	**(1.6%)**
NantHealth, Inc.	NA

Projected Growth (FY 2016 to FY 2018E Revenue)	
Castlight Health, Inc.	26.9%
Health Insurance Innovations, Inc.	21.8%
NantHealth, Inc.	15.5%
eHealth, Inc.	0.9%
Orion Health Group Limited	0.7%
Streamline Health Solutions, Inc.	(2.7%)
Cure	**(3.7%)**
Hooper Holmes, Inc.	NA

Historical Profitability (LTM Adjusted EBITDA to LTM Revenue)	
Health Insurance Innovations, Inc.	17.1%
Streamline Health Solutions, Inc.	(2.5%)
Cure	**(3.8%)**
eHealth, Inc.	(5.0%)
Hooper Holmes, Inc.	(15.1%)
Castlight Health, Inc.	(20.3%)
Orion Health Group Limited	(20.5%)
NantHealth, Inc.	(93.6%)

Projected Profitability (FY 2018E Adjusted EBITDA to Revenue)	
Health Insurance Innovations, Inc.	17.7%
Streamline Health Solutions, Inc.	14.6%
Cure	**2.6%**
Orion Health Group Limited	(0.4%)
eHealth, Inc.	(1.5%)
Castlight Health, Inc.	(3.4%)
NantHealth, Inc.	(10.0%)
Hooper Holmes, Inc.	NA

Internal Investment (LTM Capital Expenditures to LTM Revenue)	
Health Insurance Innovations, Inc.	0.1%
Streamline Health Solutions, Inc.	0.1%
Hooper Holmes, Inc.	0.7%
Cure	**0.8%**
Orion Health Group Limited	1.0%
Castlight Health, Inc.	1.9%
eHealth, Inc.	2.6%
NantHealth, Inc.	10.9%

Historical Growth (FY 2014 to FY 2016 Adjusted EBITDA)	
Health Insurance Innovations, Inc.	93.1%
eHealth, Inc.	3.7%
Castlight Health, Inc.	NMF
Cure	**NMF**
Hooper Holmes, Inc.	NMF
Orion Health Group Limited	NMF
Streamline Health Solutions, Inc.	NMF
NantHealth, Inc.	NA

Projected Growth (FY 2016 to FY 2018E Adjusted EBITDA)	
Health Insurance Innovations, Inc.	38.7%
NantHealth, Inc.	NMF
Castlight Health, Inc.	NMF
Cure	**NMF**
Hooper Holmes, Inc.	NMF
Orion Health Group Limited	NMF
Streamline Health Solutions, Inc.	NMF
eHealth, Inc.	NA

Note: No company used for comparative purposes is identical to the Company.

1. Based on public trading prices of common stock.

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization and Stock-based Compensation, adjusted for certain non-recurring items.
E refers to Estimated.
EV refers to Enterprise Value.
FY refers to Fiscal Year.
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for the Company, in which case LTM refers to Latest 12 Months.
NA refers to not available.
NMF refers to not meaningful figure.
Source: Bloomberg, Capital IQ, public filings.

HOULIHAN LOKEY | 23

Observed Data – Selected Companies (>$500m EV) (Informational)

Size (LTM Revenue, millions)	
athenahealth, Inc.	$1,179.3
Omnicell, Inc.	$690.2
Medidata Solutions, Inc.	$528.8
HMS Holdings Corp.	$498.3
Inovalon Holdings, Inc.	$430.8
Benefitfocus, Inc.	$252.6
HealthEquity, Inc.	$215.9
Care.com, Inc.	$173.4
Vocera Communications, Inc.	$153.1
Cure	**$78.0**

Leverage [1] (Debt to EV as of 1/2/18)	
HealthEquity, Inc.	0.0%
Care.com, Inc.	0.0%
Vocera Communications, Inc.	0.1%
athenahealth, Inc.	4.8%
Medidata Solutions, Inc.	7.1%
Omnicell, Inc.	9.0%
Benefitfocus, Inc.	13.1%
Inovalon Holdings, Inc.	13.3%
HMS Holdings Corp.	14.7%

Liquidity (Current Ratio as of Latest Filing)	
HealthEquity, Inc.	13.0
Inovalon Holdings, Inc.	5.6
Care.com, Inc.	2.7
Vocera Communications, Inc.	1.9
athenahealth, Inc.	1.7
Omnicell, Inc.	1.5
Medidata Solutions, Inc.	1.3
Benefitfocus, Inc.	1.1
HMS Holdings Corp.	0.9
Cure	**0.5**

Historical Growth (FY 2014 to FY 2016 Revenue)	
HealthEquity, Inc.	42.5%
Benefitfocus, Inc.	30.3%
Omnicell, Inc.	25.3%
Care.com, Inc.	20.9%
athenahealth, Inc.	20.0%
Medidata Solutions, Inc.	17.6%
Vocera Communications, Inc.	15.7%
HMS Holdings Corp.	5.1%
Inovalon Holdings, Inc.	2.3%
Cure	**(1.6%)**

Projected Growth (FY 2016 to FY 2018E Revenue)	
HealthEquity, Inc.	25.1%
Vocera Communications, Inc.	21.1%
Medidata Solutions, Inc.	17.6%
athenahealth, Inc.	11.3%
Benefitfocus, Inc.	9.5%
Care.com, Inc.	8.5%
Omnicell, Inc.	8.0%
HMS Holdings Corp.	7.2%
Inovalon Holdings, Inc.	6.8%
Cure	**(3.7%)**

Historical Profitability (LTM Adjusted EBITDA to LTM Revenue)	
HealthEquity, Inc.	36.8%
HMS Holdings Corp.	24.7%
Medidata Solutions, Inc.	24.0%
athenahealth, Inc.	22.2%
Inovalon Holdings, Inc.	20.0%
Care.com, Inc.	11.0%
Omnicell, Inc.	10.8%
Benefitfocus, Inc.	5.5%
Vocera Communications, Inc.	2.6%
Cure	**(3.8%)**

Projected Profitability (FY 2018E Adjusted EBITDA to Revenue)	
HealthEquity, Inc.	37.3%
Inovalon Holdings, Inc.	25.4%
athenahealth, Inc.	25.0%
HMS Holdings Corp.	24.6%
Medidata Solutions, Inc.	24.5%
Omnicell, Inc.	17.3%
Care.com, Inc.	15.9%
Vocera Communications, Inc.	10.9%
Benefitfocus, Inc.	9.5%
Cure	**2.6%**

Internal Investment (LTM Capital Expenditures to LTM Revenue)	
Care.com, Inc.	0.4%
Cure	**0.8%**
Omnicell, Inc.	1.9%
HealthEquity, Inc.	2.0%
Vocera Communications, Inc.	2.1%
Benefitfocus, Inc.	3.2%
HMS Holdings Corp.	3.3%
Inovalon Holdings, Inc.	6.0%
athenahealth, Inc.	7.0%
Medidata Solutions, Inc.	7.6%

Historical Growth (FY 2014 to FY 2016 Adjusted EBITDA)	
HealthEquity, Inc.	57.6%
athenahealth, Inc.	28.2%
Medidata Solutions, Inc.	19.9%
HMS Holdings Corp.	7.8%
Omnicell, Inc.	6.9%
Inovalon Holdings, Inc.	(18.9%)
Benefitfocus, Inc.	*NMF*
Cure	***NMF***
Care.com, Inc.	*NMF*
Vocera Communications, Inc.	*NMF*

Projected Growth (FY 2016 to FY 2018E Adjusted EBITDA)	
Vocera Communications, Inc.	113.9%
Care.com, Inc.	55.2%
HealthEquity, Inc.	28.8%
Omnicell, Inc.	21.8%
Medidata Solutions, Inc.	21.4%
Inovalon Holdings, Inc.	21.3%
athenahealth, Inc.	16.4%
HMS Holdings Corp.	8.6%
Cure	***NMF***
Benefitfocus, Inc.	*NMF*

Note: No company used for comparative purposes is identical to the Company.

1. Based on public trading prices of common stock.

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization and Stock-based Compensation, adjusted for certain non-recurring items.

E refers to Estimated.

EV refers to Enterprise Value.

FY refers to Fiscal Year.

LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for the Company, in which case LTM refers to Latest 12 Months.

NMF refers to not meaningful figure.

Source: Bloomberg, Capital IQ, public filings.

HOULIHAN LOKEY | 24

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Appendices (Informational) 17 Weighted Average Cost of Capital 18 Observed Data 22 Illustrative Selected Transactions 25 Certain Observations 27 4. Disclaimer 35

Selected Transactions Overview (Illustrative)

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Revenue	Transaction Value / Revenue [2]	Adjusted EBITDA Margin % [2]
8/11/17	8/11/17	RemitDATA Inc.	eSolutions, Inc.	NA	NA	NA	NA
3/13/17	4/18/17	Eliza Corporation [3]	HMS Holdings Corp.	$172.0	$35.0	4.91x	NA
1/4/17	4/3/17	Jiff, Inc. [4]	Castlight Health, Inc.	$155.0	$25.0	6.20x	NA
2/18/16	4/7/16	Truven Holding Corp.	IBM Watson Health	$3,578.6	$610.7	5.86x	24.5%
2/22/16	4/4/16	Brightree LLC	ResMed Corp.	$800.0	$113.2	7.07x	37.3%
12/18/15	12/18/15	Aeneas Buyer Corp.	New Mountain Capital, LLC; New Mountain Partners IV, L.P.	$225.0	NA	NA	NA
10/30/15	1/4/16	HealthFusion Holdings, Inc. [5]	Quality Systems, Inc.	$173.1	$25.0	6.93x	22.0%
10/29/15	1/5/16	Aesynt Incorporated	Omnicell International, Inc.	$275.0	$182.0	1.51x	11.0%
8/24/15	9/1/15	Avalere Health LLC	Inovalon Holdings, Inc.	$131.2	$49.5	2.65x	NMF
7/6/15	8/12/15	Altegra Health, Inc.	MediFAX-EDI Holding Company, Inc.	$910.0	$211.8	4.30x	27.4%
11/19/14	11/25/14	Change Healthcare Corporation	Emdeon Inc. (nka:Change Healthcare Holdings, Inc.)	$185.0	NA	NA	NA
11/3/14	11/25/14	bswift, LLC	Aetna Inc.	$400.0	NA	NA	NA
11/22/13	11/22/13	Liazon Corporation	Towers Watson & Co.	$215.0	NA	NA	NA
Low				$131.2	$25.0	1.51x	11.0%
High				$3,578.6	$610.7	7.07x	37.3%
Median				$220.0	$81.4	5.39x	24.5%
Mean				$601.7	$156.5	4.93x	24.4%

Note: No company is identical to the Company, and no transaction is identical to the Transaction.
1. Transaction Value refers to the implied enterprise value of target company based on announced transaction equity price and other public information available at the time of announcement.
2. Based on reported metric for most recent LTM period prior to announcement of transaction.
3. Eliza Corporation revenue represents estimated 2017 figure, per HMS Holdings Corp. press release dated April 18, 2017.
4. Jiff, Inc. revenue represents FY 2017 revenue earnout target of $25.0 million, per Castlight Health, Inc. Form 8-K filed on January 4, 2017.
5. HealthFusion Holdings, Inc. transaction value is on a pre-earnout basis, and revenue is representative of FY 2014, per HealthFusion Holdings, Inc. Form 8-K dated March 11, 2016.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, adjusted for certain non-recurring items.
LTM refers to most recently completed 12-month period for which financial information has been made public.
NA refers to not available.
NMF refers to not meaningful figure.
Source: Capital IQ, public filings.

HOULIHAN LOKEY | 26

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Appendices (Informational) 17 Weighted Average Cost of Capital 18 Observed Data 22 Illustrative Selected Transactions 25 Certain Observations 27 4. Disclaimer 35

Capital Structure Projected Debt and Preferred Stock Detail as of December 31, 2017 ¹ (dollars in millions) Amount Interest / Dividend Outstanding Rate Notes Lender / Holder Maturity Revolving Credit Facility $0.0 12.25% 9.75% cash plus 2.50% PIK Wells Fargo 6/8/2021 Senior Term Loan 32.6 10.30% 7.80% cash plus 2.50% PIK Wells Fargo 6/8/2021 Total Debt $32.6 Series A Preferred Stock ² $58.9 7.50% PIK â´ FP—96.2%, Chrysalis—3.8% Redeemable 2023 Series B Preferred Stock ³ 19.7 15.00% PIK â´ FP—94.3%, Chrysalis—5.7% Redeemable 2023 Total Preferred Stock $78.6 Total Debt and Preferred Stock $111.2    1. Per Company management. 2. Represents liquidation preference of $52.0 million plus projected accrued dividends as of 12/31/17 of $6.9 million, per Company management. 3. Represents liquidation preference of $17.5 million plus projected accrued dividends as of 12/31/17 of $2.2 million, per Company management. 4. The Company may elect to pay in cash following the second anniversary of issuance. Source: Company management, public filings.

Company Ownership Profile Common Equity (Estimated as of 12/31/2017) As-Converted (Estimated as of 12/31/2017) 1) 57.3%—Francisco Partners Management LLC 1) 17.9%—Great Point Partners, LLC 2) 17.4%—Chrysalis Ventures 2) 10.7%—Chrysalis Ventures II, L.P. 3) 15.7%—Francisco Partners Management LLC 4) 5.9%—Rahim, Ahsan 3) 8.6%—Great Point Partners I, LP 5) 1.3%—Vanguard 41.8%—Other 23.4%—Other Series A Preferred Stock Series B Preferred Stock Chrysalis Chrysalis Ventures II, L.P. Ventures II, L.P. 3.8% 5.7% Francisco Francisco Partners Partners Management Management LLC LLC 96.2% 94.3%    Source: Company management, public filings, Capital IQ.

Summary of Historical Stock Price Performance



Ⓐ Shelf Registration Announced
Ⓑ Series A Preferred Stock Issuance Announced
Ⓒ Series B Preferred Stock Issuance Announced
Ⓓ Company announces intention to delist from NASDAQGM
1H 2015
• Company reports positive earnings post-IPO
2H 2015
• Company announces State Exchange business winding down
• Management revises FY 2015 guidance downward
• Company starts experiencing liquidity constraints by end of 2015
2016
• Company experiences weakness in under-65 business due to softness in demand and inability to execute on sales strategy
• Management revises FY 2016 revenue and adjusted EBITDA guidance downward mid-year from $100mm-$115mm to $85mm-$88mm (revenue) and from $10.5mm-$12mm to $0mm-$2mm (adjusted EBITDA); actual reported 2016 revenue and adjusted EBITDA was $81.9mm and $(13.6)mm, respectively
• Company faces significant liquidity shortfall by end of 2016
2017
• Company management tempers expectations for 2017 and implements significant cost reduction initiatives (run-rate savings of ~$15mm)
• Commercial segment experiences continued macro headwinds (IFPs), while Medicare business benefits from macro tailwinds
Closing Stock Price
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
A
B
C
D
Dec-14
Feb-15
Apr-15
Jun-15
Aug-15
Oct-15
Dec-15
Mar-16
May-16
Jul-16
Sep-16
Nov-16
Jan-17
Mar-17
May-17
Jul-17
Oct-17
Dec-17

Source: Capital IQ, Company management, Wall Street Research.

HOULIHAN LOKEY | 30

Recent Stock Trading History Volume Weighted Average Prices High: $0.31, $4.00 $0.35 10/27/2017 A Since Delisting Prior to Delisting $0.30 11/20/2017 B Last 30-Days All Three-Months Six-Months Nine-Months One-Year $0.25 $3.50 $0.20 $0.22 $0.72 $0.72 $0.96 $1.09 $0.20 $3.00 $0.15 E $0.10 Low: $0.12, $2.50 C $0.05 12/6/2017 F $0.00 $2.00 $1.50 $1.00 G D Closing Stock Price $0.50 (1/2/18): $0.19 $0.00 Dec-15 Mar-16 May-16 Jul-16 Sep-16 Nov-16 Jan-17 Apr-17 Jun-17 Aug-17 Oct-17 Dec-17 Historical Stock Price Current Stock Price (1/2/18)    Selected Events Event Date Comment Event Date Comment Company files $50 million shelf registration with no disclosed plan Company reports Q2 2016 earnings – lowers FY 2016 revenue A 1/8/16 E 8/8/16 guidance by ~$15-20 million and adjusted EBITDA guidance by for use of proceeds ~$10 million Company reports FY 2015 earnings and announces $52 million Company reports FY 2016 earnings – adjusted EBITDA decreased B 3/14/16 Series A Preferred Stock investment from FP and Chrysalis by ~$22 million compared to FY 2015; FY 2017 guidance of ~10% Ventures F 3/14/17 decline in revenue and negative adjusted EBITDA; Company also Company reports Q1 2016 earnings – revenue and adjusted announces $17.5 million Series B Preferred Stock investment led C 5/9/16 EBITDA both decreased year-over-year and were below Wall by FP Street analyst consensus estimates Company announces acquisition of ConnectedHealth, LLC, a Company announces intention to voluntarily delist from Nasdaq D 6/7/16 G 10/20/17 leading benefits technology company Global Market exchange and list on OTCQX Market    Source: Capital IQ, Company management, Wall Street Research.

Relative Stock Price Performance Since Cure IPO    180.0% 12/12/2014—1/2/2018 Cure (97.9%) S&P 500 34.6% 160.0% Selected Companies <$500m EV¹ (8.8%) Selected Companies >$500m EV² (Informational) 3.5% 140.0% 120.0% 100.0% 80.0% 60.0% 40.0% 20.0% 0.0% 12/12/2014 4/12/2015 8/12/2015 12/12/2015 4/12/2016 8/12/2016 12/12/2016 4/12/2017 8/12/2017 12/12/2017    1. Includes Castlight Health, Inc.; eHealth, Inc.; Health Insurance Innovations, Inc.; Hooper Holmes, Inc.; NantHealth, Inc.; Orion Health Group Limited and Streamline Health Solutions, Inc. Index constructed using free-float adjusted market-capitalization weighting. 2. Includes athenahealth, Inc.; Benefitfocus, Inc.; Care.com, Inc.; HealthEquity, Inc.; HMS Holdings Corp.; Inovalon Holdings, Inc.; Medidata Solutions, Inc.; Omnicell, Inc. and Vocera Communications, Inc. Index constructed using free-float adjusted market-capitalization weighting. EV refers to Enterprise Value. Source: Capital IQ.

Relative Stock Price Performance Last 12 Months    300.0% 1/2/2017—1/2/2018 Cure (88.9%) S&P 500 19.4% Selected Companies <$500m EV¹ 55.7% 250.0% Selected Companies >$500m EV² (Informational) 25.6% 200.0% 150.0% 100.0% 50.0% 0.0% 1/2/2017 2/2/2017 3/2/2017 4/2/2017 5/2/2017 6/2/2017 7/2/2017 8/2/2017 9/2/2017 10/2/2017 11/2/2017 12/2/2017 1/2/2018    1. Includes Castlight Health, Inc.; eHealth, Inc.; Health Insurance Innovations, Inc.; Hooper Holmes, Inc.; NantHealth, Inc.; Orion Health Group Limited and Streamline Health Solutions, Inc. Index constructed using free-float adjusted market-capitalization weighting. 2. Includes athenahealth, Inc.; Benefitfocus, Inc.; Care.com, Inc.; HealthEquity, Inc.; HMS Holdings Corp.; Inovalon Holdings, Inc.; Medidata Solutions, Inc.; Omnicell, Inc. and Vocera Communications, Inc. Index constructed using free-float adjusted market-capitalization weighting. EV refers to Enterprise Value. Source: Capital IQ.

Float and Trading Data

Selected Company	Average Daily Volume [1]	Average Daily Value [2]	Public Float Estimate	Basic Shares Outstanding	Public Float / Shares Outstanding	Average Daily Volume / Public Float	Average Daily Volume / Shares Out
<$500m EV							
Castlight Health, Inc.	0.33	$1.30	60.9	133.7	45.5%	0.5%	0.2%
eHealth, Inc.	0.15	3.32	13.0	18.6	69.9%	1.1%	0.8%
Health Insurance Innovations, Inc.	0.70	15.71	7.8	12.6	62.0%	9.0%	5.6%
Hooper Holmes, Inc.	0.02	0.01	22.7	26.8	84.7%	0.1%	0.1%
NantHealth, Inc.	0.16	0.57	18.7	107.0	17.5%	0.9%	0.2%
Orion Health Group Limited	0.04	0.03	64.6	196.5	32.9%	0.1%	0.0%
Streamline Health Solutions, Inc.	0.28	0.43	9.8	20.0	48.8%	2.9%	1.4%
Low					17.5%	0.1%	0.0%
High					84.7%	9.0%	5.6%
Median					48.8%	0.9%	0.2%
Mean					51.6%	2.1%	1.2%
>$500m EV (Informational)							
athenahealth, Inc.	0.50	$64.22	39.5	40.0	98.6%	1.3%	1.3%
Benefitfocus, Inc.	0.18	5.05	23.0	31.3	73.5%	0.8%	0.6%
Care.com, Inc.	0.33	5.71	19.2	30.1	63.7%	1.7%	1.1%
HealthEquity, Inc.	0.48	23.72	52.4	60.7	86.3%	0.9%	0.8%
HMS Holdings Corp.	0.74	12.81	82.5	84.1	98.1%	0.9%	0.9%
Inovalon Holdings, Inc.	0.48	7.65	61.3	145.9	42.0%	0.8%	0.3%
Medidata Solutions, Inc.	0.53	37.55	56.3	56.7	99.4%	0.9%	0.9%
Omnicell, Inc.	0.24	11.87	36.8	37.9	97.1%	0.6%	0.6%
Vocera Communications, Inc.	0.17	4.73	27.0	29.2	92.4%	0.6%	0.6%
Low					42.0%	0.6%	0.3%
High					99.4%	1.7%	1.3%
Median					92.4%	0.9%	0.8%
Mean					83.5%	1.0%	0.8%
All Selected Companies							
Low					17.5%	0.1%	0.0%
High					99.4%	9.0%	5.6%
Median					71.7%	0.9%	0.7%
Mean					69.5%	1.4%	1.0%
Cure [3]	0.14	$0.04	9.9	23.0	43.1%	1.4%	0.6%

Note: No company used for comparative purposes is identical to the Company.
1. Shares in millions based on 90-day average trading activity as of January 2, 2018.
2. Dollars in millions based on 90-day average trading activity as of January 2, 2018.
3. Public float for Cure represents total common shares outstanding of 23.0 million, less the number of shares held by Great Point Partners (4.1 million), Chrysalis Ventures (4.0 million), Francisco Partners (3.6 million) and Ahsan Rahim (1.4 million).

EV refers to Enterprise Value.
Source: Bloomberg, Capital IQ.

HOULIHAN LOKEY | 34

Page 1. Executive Summary 3 2. Financial Analyses 9 3. Appendices (Informational) 17 4. Disclaimer 35

Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Cure (the “Company” or “Cure”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability which may be based on the materials and any errors therein or omissions therefrom. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent. Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey’s role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Committee. The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. 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The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey’s only opinion is the opinion, if any, that is actually delivered to the Committee. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates. The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. 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Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law.

Disclaimer (cont.) All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. 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